Exhibit 99.3

Greif, Inc.
Fourth Quarter 2020 Earnings Results Conference Call
December 10, 2020

CORPORATE PARTICIPANTS

Peter G. Watson Greif, Inc. - President, CEO & Director

Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO

Matt Eichmann Greif, Inc. - VP of IR, External Relations & Sustainability

CONFERENCE CALL PARTICIPANTS

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Senior Analyst

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Justin Laurence Bergner Gabelli Funds, LLC - Research Analyst

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Greif Q4 2020 Earnings Conference Call. At this time all participants are in a listen only mode. After the speaker's presentation, there will be a question and answer session. To ask a question during the session, you will have to press star one on your telephone keypad. If you require any further assistance please press star zero. I would now like to hand the conference over to your speaker today, Matt Eichmann. Please go ahead.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability

Thank you, and good morning, everyone. Welcome to Greif's Fourth Quarter and Fiscal 2020 Earnings Conference Call. I am joined today by Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will take questions at the end of today's call.

In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider material because we are prohibited from discussing significant nonpublic information with you on an individual basis. Please limit yourselves to one question and one follow-up question before returning to the queue.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I turn the presentation over to Pete on Slide 3.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Okay. Thank you, Matt, and good morning, everyone. We really appreciate you joining us on today's call. First, I want to start by recognizing and thanking the global Greif team for their unwavering commitment this past year: first, to each other; and secondly, to our customers. Fiscal 2020 was unlike any year we've ever experienced. And through it all, our colleagues'

Exhibit 99.3

dedication to our business and our customers was extraordinary. And I'm incredibly proud of their effort during the COVID-19 pandemic.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
We made notable progress across all of our strategic priorities in fiscal 2020, starting with customer service. Both our Customer Satisfaction Index scores and our most recent Net Promoter Score survey improved versus the prior year. We achieved all-time best scores. We remain laser-focused on controlling those areas within our control in safety, customer service excellence and disciplined operational execution. And this focus builds additional momentum for our team as we head into fiscal 2021.

Caraustar's integration remains well on track. Through fiscal year-end 2020, we have captured roughly $63 million in identified synergies since announcing the acquisition, and we still expect to achieve synergies of at least $70 million over 36 months from deal close. The business continues to demonstrate strong strategic fit and robust cash generation in line with the acquisition's strategic rationale. We also have embedded Greif's strong sustainability program deeper into our business during the past year. In the spring, we published a company-wide purpose statement that describes the very essential nature of our business. We're also very pleased to be recognized again for sustainability leadership, and we were awarded our third consecutive Gold Rating from EcoVadis, placing Greif among the top 3% of all suppliers evaluated by this firm.

And finally, we made great progress toward our financial priorities. We delivered exceptional adjusted free cash flow of roughly $346 million, we reduced net debt by approximately $294 million in total debt and we returned more than $104 million in dividends to our shareholders.

I'd like to now review our quarterly results by business segment, and if you could please turn to Slide 4. Our Rigid Industrial Packaging & Services business, which is led by Ole Rosgaard, delivered solid fourth quarter results, capping off a year in which the business demonstrated resilience in a very challenging operating environment. Global steel drum volumes declined by roughly 1% versus the prior year quarter on 1 less production day. On a per day basis, global steel drum volumes rose by 1%, and global IBC production rose by roughly 3% in the quarter and by 6% on a per day basis versus the prior year.

We continue to see pockets of strengths and weaknesses in various parts of the world that seem to correlate to COVID-19 trends. Demand in our fourth quarter was strongest in China, where steel drum volumes rose by roughly 21%, thanks to improving economic activity, while demand in Central and Western Europe, steel drum volumes rose by 5%, partly due to the new business wins. The Americas region experienced the weakest conditions with U.S. steel drum volumes down almost 12% versus the prior year. This was mainly a result of weak demand for bulk and specialty chemicals and lubricants that are specifically referencing that region.

Our RIPS fourth quarter sales fell roughly $39 million versus the prior year quarter on a currency-neutral basis due to lower volumes and lower average sales prices from contractual pricing adjustment mechanisms related to raw material price declines. RIPS' fourth quarter adjusted EBITDA fell by roughly $4 million versus the prior year quarter, primarily due to higher SG&A expense. And please keep in mind that in Q4 2019, results included a onetime $7 million Brazilian tax recovery that was recorded as income in SG&A, which distorts the year-over-year comparison.

Looking ahead to fiscal 2021, RIPS is really well positioned to benefit as the industrial economy improves and as COVID recovery takes place and this planned plastic capital expansions ramp up. We're seeing rising steel prices in the U.S. and EMEA due to supply and demand imbalance. This has been caused by faster auto production recovery than anticipated and supply stock replenishment, which is currently outpacing industry steel supply levels as blast furnaces restart. While we expect no issues regarding sourcing of steel, we are watching this dynamic closely and we'll plan accordingly.

I'd ask that you please turn to Slide 5. On a global basis, RIPS steel drum demand trended positively through the fourth quarter. And broadly speaking, we saw positive demand for bulk and commodity chemicals and improving demand for lubricants, specialty chemicals and industrial paints as manufacturing levels improved and auto production recovered. Food demand was lower year-over-year due to a weaker conical season in Southern Europe related to unfavorable harvesting conditions and migrant worker availability in Europe.

I'd ask that you please turn to Slide 6. The Flexible Products & Services segment's fourth quarter sales roughly flat to the prior year quarter on a currency-neutral basis due to strategic pricing decisions and partially offset by lower volumes. Our fourth quarter adjusted EBITDA rose by $3 million versus the prior year due to higher gross profit. We did have significant devaluation in the Turkish lira, which provided roughly a $4.7 million tailwind to Flexible's results versus the prior year quarter.
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I'd ask that you turn to -- please turn to Slide 7. Paper Packaging's fourth quarter sales fell by roughly $33 million versus the prior year quarter due to lower published containerboard and boxboard prices and the divestiture of our Consumer Packaging Group, which was partially offset by higher mill and corrugated sheet volumes. Paper Packaging's fourth quarter adjusted EBITDA fell by roughly $31 million versus the prior year, largely a result of a significant $33 million price/cost squeeze versus the prior year. We are currently executing on price increases for containerboard, uncoated and coated recycled boxboard grades.

Exhibit 99.3

Please turn to Slide 8. So volumes in CorrChoice, which is our corrugated sheet feeder system, were up nearly 30% per day versus the prior year quarter from improved durables demand, auto supply chain recovery and e-commerce growth. Looking ahead, the business sees continued strong demand, and all of our special product portfolio has record backlogs. We assume OCC will average $69 a ton in fiscal quarter 1. In our tube and core business, fourth quarter volumes were roughly flat to the prior year quarter on a per day basis, but we did show sequential improvement over the last 3 months. We continue to see strong demand in film and construction end markets and weaknesses in textiles.

I'd like to now transition the presentation over to our Chief Financial Officer, Larry Hilsheimer, on Slide 9.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thank you, Pete. Good morning, everyone. I'll start by echoing Pete's comments and offer my thanks to our global Greif colleagues for their unwavering commitment this past year. The team delivered strong results and exceptional free cash flow despite operating in a choppy industrial economy with considerable COVID-19 uncertainty.

Fourth quarter net sales, excluding the impact of foreign exchange, fell by roughly 6% versus the prior year due to demand softness in RIPS, the divestiture of the Consumer Packaging Group and lower year-over-year published containerboard and boxboard pricing, partially offset by improved volumes in our paper segment. Fourth quarter adjusted EBITDA fell roughly 17% versus the prior year quarter, primarily due to lower sales and a significant price/cost squeeze in our paper business. SG&A expense was roughly $9 million higher, but the prior year period included the onetime tax recovery of $7 million that Pete mentioned.

Quarter 4 SG&A expense exceeded the prior year's figure after backing out the tax recovery, partially due to a discretionary short-term incentive awarded by the Board late this year that otherwise would have been ratably accrued for throughout the year. The controllables in this year's quarter, including travel, professional fees, salaries and benefits were all lower versus the prior year. Finally, FX was roughly a $3 million tailwind on a consolidated quarterly results, and there were no material opportunistic sourcing benefits captured in the fourth quarter.

Our fourth quarter adjusted Class A earnings per share fell to $0.78 per share from $1.24 per share in the prior year quarter. For fiscal year 2020, we delivered adjusted Class A earnings per share of $3.22, slightly above the guidance range provided at quarter 3. Our fiscal 2020 non-GAAP tax rate was 27%. We've emphasized our focus on generating free cash flow and paying down debt in previous calls, and that's exactly what we did this quarter. Fourth quarter adjusted free cash flow was outstanding and rose by roughly $24 million versus the prior year. Fiscal 2020 adjusted free cash flow rose by roughly $78 million versus the prior fiscal year and benefited from strong working capital performance in the fourth quarter throughout the year and lower capital expenditures, in line with the range we communicated at quarter 3.

Please turn to Slide 10. Given the continued COVID general uncertainty, we are providing quarterly guidance. We will revert back to fiscal year guidance when it's practical to do so. In fiscal quarter 1 '21, we expect to generate between $0.48 and $0.58 in adjusted Class A earnings per share. On a sequential basis, we anticipate the paper business sales will be lower and manufacturing expense will be higher due to planned mill maintenance downtime. We anticipate sales and profits in our rigids business will be lower due to seasonality, consistent with prior years.

Compared to fiscal quarter 1 '20, our paper business will experience a significant price/cost squeeze. Our RIPS business faced COVID-related uncertainty this year that was not present in Q1 of 2019. Finally, we expect first quarter working capital and free cash flow to be cash uses in line with our normal business seasonality. This year's use will likely be greater than that of the prior year quarter, primarily due to announced paper price increases and their impact on our accounts receivable balances, only partially offset by increased accounts payable and well-managed but higher-cost inventories.
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We think it will be helpful to share several other points to be mindful of when modeling fiscal '21. First, we expect higher year-over-year freight costs and insurance premiums, which will flow through cost of goods sold and SG&A. Second, we anticipate higher year-over-year SG&A expenses due to higher planned incentive payouts in fiscal '21 and an increase in professional fees and travel that was delayed or postponed during COVID this year. Third, we do not budget for or anticipate any opportunistic sourcing benefit in fiscal '21, but we, of course, will aim to take advantage of market dislocations as they occur. We achieved roughly $18 million in opportunistic sourcing benefits in fiscal '20. Fourth, we expect roughly $8 million drag in our paper business as a result of the profit elimination due to higher anticipated margins year-over-year. Fifth, we expect realization of at least $7 million more of synergies related to our Caraustar acquisition. And finally, we expect lower year-over-year interest expense as a result of lower overall debt levels and the favorable rates we locked on our recently announced term loan A-3. We plan to draw on the term loan in July of '21 to finance our existing 7 3/8% EUR 200 million senior notes, which mature that month.

Exhibit 99.3

Please turn to Slide 11. As discussed at our third quarter call, we are providing an update to our fiscal '22 commitments today. Underlying these commitments is our assumption that the global economy in fiscal '22 looks more or less similar to that of fiscal '18. That is, there is no lingering material impact from COVID-19 and that we return to positive industrial production growth in major markets around the world. Our adjusted EBITDA range is $785 million to $865 million or $35 million lower at the midpoint than what we shared in June of 2019.

Across our global business, we are assuming higher insurance and freight rates, which drags on profitability. While our rigids commitment was revised slightly higher primarily due to improved product mix and additional efficiencies, our paper business commitment was reduced for several reasons. First, we assume higher manufacturing expenses than previously contemplated due to upgrade, repair, maintenance and safety standards and to improve throughput resilience in our network. We previously assumed the benefit of those enhancements in fiscal '22, but the impact of COVID-19 has delayed some of that work. Second, we optimized our URB mill network following with the closure of the Mobile mill. While volumes are now lower than what was assumed in 2019, we anticipate that our profits will be higher longer term as we realize price increases and remove less profitable tons from our system. Third, and to a lesser extent, our original $220 million run rate for Caraustar included a small EBITDA contribution from CPG, and that was divested this year.

Bigger picture, despite the lower adjusted EBITDA, our adjusted free cash flow range remains intact at $410 million to $450 million due primarily to improvements in cash taxes, lower capital expenditures due to our footprint optimization and lower cash interest payments from lower debt balances and lower interest rates.

Please turn to Slide 12. Our capital allocation priorities are unchanged and include reinvesting in our business, paying down debt and returning cash to our shareholders. At year-end, our balance sheet is in great shape with roughly $538 million of available borrowing capacity on our revolver. Other than the EUR 200 million senior notes due in July, we have no other sizable maturities due until fiscal '24. We anticipate that our first quarter capital investments to be in the range of $30 million to $40 million. As we continue to generate cash, pay down debt and reduce leverage towards our target range of 2 to 2.5x over time, we will shift enterprise value to the benefit of our equity holders.

With that, I'll turn the call back to Pete for his closing comments before our Q&A.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Okay. Thank you, Larry. Fiscal 2020 presented new challenges for our company, and I'm incredibly proud of how our Greif team adopted and responded to these difficult times. Through a sharp focus on operational discipline and execution levers of the Greif Business System, we are generating free cash flow and paying down debt, in line with our financial priorities. And looking ahead, the demand environment is improving, and we are positioned well as businesses improve and the world emerges from the COVID-19 pandemic.

We thank you for your interest in Greif. And Jacqueline, if you could please open the lines for questions.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
QUESTIONS AND ANSWERS

Operator

As a reminder, to ask a question you will need to press star one on your telephone keypad. Please limit yourself to one question and one follow up question. To withdraw your question, press the pound or hash key. Your first question comes from George Staphos from Bank of America Securities.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Congratulations on closing the year. I had 2 questions. First, Larry, can you talk to that year-end incentive accrual, or Pete, if you could? I just wanted to get a little bit more detail on that and what the effect was. If you had mentioned it, I missed it.

And then on paper, you had mentioned there was an $8 million drag that you're expecting, I believe, in the upcoming quarter. I was curious if you could give a little bit more detail on that, if I heard correctly. And relatedly, assuming normal progressions in paper, when should we expect to see most of the benefit from the price actions that are in the market right now? I would assume it's more like a fiscal 2Q event, but any thoughts there would be great.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, George, great to hear from you, and thanks for your questions. I'll let Pete deal with the timing on the price adjustments after I address your first two. On the year-end incentive adjustment, the Board determined, particularly given the really great

Exhibit 99.3

cash performance and, more importantly, just managing the health and safety of our workers worldwide, that they moved us to our threshold level of incentive on our operating profit level part. And it was basically net-net an $8 million item that came in, in the fourth quarter that otherwise would have been accrued ratably through the year. So it has an outsized impact on the fourth quarter. Obviously, if you adjust that out, it shows that we really performed way better in the fourth quarter than what we had talked about in the third quarter call. Obviously, some of that related to demand in our paper business, but also increased performance around the world, as we mentioned.

Second item, the $8 million drag is actually a year-over-year thing, and this is the item that I mentioned in our last call about intercompany profit. So we sell from our mill systems into our converting facilities. There is a profit that happens that flows in our mill systems, but we can't recognize that for accounting purposes until we sell to the external customer. That will not build back up because we're going to manage our inventory, our working capital to be consistent or down year-over-year. So it's basically sort of a onetime permanent result because of our dramatically improved management of working capital in that business. Pete, do you want to cover the timing on price increases?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, George. So all 3 price increases, containerboard, URB and CRB, will be implemented through the first quarter but will have no material benefit in Q1. We'll see, starting in February, which is the beginning of our Q2, full realization of all 3 of those price increases.

Operator

Your next question comes from Adam Josephson from KeyBanc Capital Markets.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Larry, regarding the fiscal '22 guidance, just a couple of questions there. So you initially gave the guidance in mid-'19, you're having to reduce it by 4% now. And you're saying that it embeds an assumption that the global economy will have fully recovered from COVID. I guess why make that assumption when you just had to reduce the guidance you gave initially, particularly given that you're not inclined to give fiscal '21 guidance because there's so much uncertainty? So presumably, there would be just as much, if not more, uncertainty about fiscal '22. So I guess why continue to provide even a fiscal '22 target for that matter?
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Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. And it's a fair question, Adam. I mean our view of it is that our investors would like to have some idea of what this company look like once you're beyond this whole COVID travesty. And our general -- we, as you and everybody else does, we monitor and watch everything we can get around COVID and the path and the predicted success of vaccinations. We watch and listen to all the economic analysis. We use some private groups that we do work with around their forecast of the economy and those kind of things. We put all those together.

The general view of most is that the economy is going to improve and going to come back robustly at some point in either late '21 or, at the latest, early '22. I mean you got Goldman and Morgan Stanley on the close end of the optimism and you got some others on the far end. And so we thought it was a reasonable assumption to say that we think the economy is back. And we needed to have some assumption to be able to work to give our investors some idea of what will this company be doing at that point if the economy is to return to that level.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

I appreciate that. And just one follow-up. So if you're assuming the economy gets back to pre COVID, then why cut your CapEx guidance for fiscal '22? Because I would think you wouldn't need to do that if the economy is going to be functioning perfectly normally. And I ask just -- you cut your CapEx guidance last year. You're cutting it for fiscal '22. So can you just give us some sense of how much lower you're expecting your cumulative CapEx to be over that period and why?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. We really haven't cut it, Adam. It really goes to all the facilities we've closed. And when we disposed of the CPG business, we indicated that there was going to be a reduction on an ongoing basis there. So we were previously a little bit higher, but it had to do with our footprint. When we closed more facilities, the CapEx needed on a recurring basis goes down as well. We've long talked about the fact that when we get done with SBP, we're going to have a drop-off in some of our IT CapEx. So it's

Exhibit 99.3

really not reduced, and it's exactly the same essentially if you adjust for those. So it's been -- midpoint right about $160 million range.

Operator

Your next question comes from Mark Wilde from Bank of Montreal.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

I want to just dig into a couple of the segments, if I could. First, over in RIPS, the volume was down about 8% in North America. I'm just curious about what's going on here. Doesn't seem like the comps were that tough. And most other packagers are actually reporting North America is one of their better global markets. For you guys, it's the weakest global market. So can you give us some additional color behind that? I think you talked about kind of lubricants and petroleum products being weak, but I'm just a bit puzzled about why this would be the weakest regional market.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So in North America, Mark, obviously, our paper business has been very dynamic. But in our rigid business, the end-use segments that we serve and, in particular, relates to steel drums is down. If you look around the globe, we saw similar drops during COVID, but the recovery points have moved from East to Europe to starting to see it in North America. But I think it has to do with the substrates and the products that we serve.

And U.S. also has been hurt in the last year and a half through some of the trade tariffs, where our largest concentration of steel drum production is in the Gulf Coast. That is predominantly an export-heavy market for us where our drums are used for export shipments. So it's a combination of end-use impact to COVID and also the tariffs impacted. I would tell you that our plastic drum volume in North America is recovered well. We're mid-single digits in plastic drums and low single digits in IBC. So I think it's related to the substrate in those end markets, but they are recovering from -- through November and we expect to see better improvement in Q1.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Mark, you're seeing some of that trade up and trade flows. The tariff thing that Pete mentioned, which impacted at the beginning of the Trump administration and then that following year, we've seen pickups in other areas of the world like in shipments out of our star facility in Saudi Arabia and those kind of things. So it does -- it's just shifted.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Okay. And then I wondered if we could just toggle over to the paper business. You were down year-over-year about $31 million. You're pointing to $33 million of negative price/cost. But at the same time, you're also pointing the $40 million for the full year in Caraustar synergies and then 8% volume growth. So just putting all of those things together, I would have expected a smaller year-over-year decline in the paper business.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. So good observation, Mark, and let me just walk you through it. We've got a $12.5 million impact from pricing, about $21.8 million on OCC and a few chemical costs that increased. CorrChoice volumes picked us up about $5.8 million. The synergies year-over-year pickup in PPS itself was about $2.7 million, another $1.8 million are in corporate. And if you think about it, we started recognizing synergies in fiscal '19 more in the third and fourth quarters, with the most in fourth quarter. We then started this $40 million annual increase that was more in the first quarter of '20, more in second quarter, it went down a little bit in third quarter. So we're -- it's just a phenomenon. You're looking at the fourth quarter on that year-over-year where we had picked up some in '19, and it's just that year-over-year comparison.

The other remaining piece is then stuff that has to do with the incentive element that I mentioned that flows into PPS. Corporate allocations went up to PPS this year because their revenue is a higher proportion, and we've talked about that in prior quarters. And then we have just some manufacturing cost increases that -- some of which are inefficiencies driven out of just operating in a COVID environment that don't meet the necessary criteria to exclude it cleanly in efficacy because you don't know whether it's going to go permanently. So hopefully, that's helpful. I mean the primary thing is the cost/price squeeze, which is about $0.41 a share in and of itself.

Operator

Exhibit 99.3

Your next question comes from Ghansham Panjabi from Baird.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Yes. So I guess, first off, it looks like it's about $180 million EBITDA differential between what you realized in fiscal year '20 and what you're sort of guiding for fiscal year '22 at the midpoint. I was just curious as to how we should think about each of the segments from a contribution standpoint towards that $180 million or so improvement. I mean there's just so much going on with your numbers with COVID in fiscal year '20 and price/cost in paper. So any incremental color would be helpful.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Sure, Ghansham. And I think, hopefully, this will be helpful. What we've tried to do is walk from where we were before on these -- on the commitments. And you think back what we took was our '18 results across the businesses. We added in the $220 million of run rate from Caraustar.
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We added in then with $60 million of synergies. We had some for our Tholu acquisition, and we had just some other organic growth related to CapEx, our Palmyra addition and all those. And that got us to the fundamental pieces of each of the businesses.

So let me take you and walk you from where we were on the midpoint in each of them previously to where we are now with the big elements. And PPS at that time had a midpoint target of about $510 million. We got a $10 million drop that is really related to a long-term decision we made that really, we believe, will drive profitability over the long term, and that was the closure of our Mobile mill facility. Very inefficient mill system, low profit, one that we know, over time, the closure that's going to drive more profitability. But it -- in that shorter period through '22, actually, it's a decrement to where we were before of about $10 million, but then will drive profitability after that.

The other related item is we have seen a need to increase our manufacturing costs short term in some of our -- the acquired facilities and even some of our legacy around improved safety protocols, all those kind of things that will continue. Is it disinfecting? It is all those kind of things, but also just some inefficiencies and how we've been operating, that we believe we will turn around over time. But through '22, we won't have turned those around yet.

Insurance and freight are -- we're in a really hard market in property and casualty insurance, and we -- through discussions with our brokers and consultants, we don't see that turning around. And freight costs are up, which I think is relatively well known. It's been a decrease in the number of drivers and as part of the whole impact of things. So that's about $15 million. I think I mentioned manufacturing cost was about $20 million.

And then the other was in that $220 million in the original, we had -- so there was a -- see they had been running at about $5 million of profitability in the CPG business, but it had begun to deteriorate. And we had a path to turn it around, but it was going to require a lot of CapEx to get us back to an acceptable level, which led us to then sell the business and get rid of that what was not a productive asset for us and avoid the CapEx. And we did so also with a long-term supply contract where we agreed in those contracts the prices that were slightly less than what we have on our internal contracts selling to ourselves. So that was about $8 million. So you take those items, you got $10 million on the Mobile, you got -- CPG is about $8 million. The manufacturing cost item is $20 million. Insurance and freights, $15 million. And then you got $1 million of other minor stuff. So it takes you from $510 million to $456 million as a midpoint on PPS.

On RIPS, it's essentially looking at this and just improvements in operating profit, some things that we see happening in that business where we believe that our -- will increase our profit by $11 million. And then we've got another net $5 million or so of SG&A benefits that we have plans to achieve incremental to where we were at the time of the last commitment. So -- and then just some other decreases in expenses from some of the things that we've done around cash flow hedging, lower pension costs and those kind of things. So that's $9 million. So you go from $302 million to $307 million in those two. So PPS is obviously the major item.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Got it. And then just finally, I guess. I mean obviously, you guys have recovered from the first lockdown. And here we are looking at the second one in Europe especially, possibly parts of the U.S., et cetera. Just what are you embedding for volumes specific to 4Q -- sorry, your fiscal year 1Q by segment? And how are customers kind of thinking about managing inventories? I mean you talked about working capital maximization. I assume your customers are doing the exact same thing as they focus on finishing out the year from a cash flow standpoint. So what are you seeing real-time? And then what are you embedding for your fiscal year 1Q?

Exhibit 99.3

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. Ghansham, this is Pete. So you're exactly right. All of our customers across our entire portfolio are managing their inventories very tightly. Some because conditions are tight, but others are really managing their working capital as we have, which means shorter orders, less more frequent deliveries and lower order quantities. So our Q1 forecast, our volumes embedded in that in our RIPS business, steel, we're forecasting the 1% to 2% growth on a global basis. IBCs, we're pointing to high single-digit growth through Q1. Large plastic drum, which is predominantly a U.S. product, is mid-single-digit growth.
And our FIBCs and FPS, we're guiding to flat growth. In paper, again, it's an extremely strong market. Our mills are forecasted to be like they were. Currently, we have very high backlogs and very high operating capacities. Our CorrChoice sheet feeders we're embedding, in the forecast, 25% to 30% growth, which is very similar to what we had in Q4. And our tube and core growth, we've seen improvement. We're embedding in the guidance 1% to 2% volume growth. So again, we're seeing improvement still uncertain beyond Q1.

Operator

Your next question comes from Steve Chercover from D.A. Davidson.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

So a couple of questions on Paper Packaging, and one I want emphatic clarification. So the decline in the profit and EBITDA in paper, that's due to the price declines earlier in 2020, but it's got nothing to do with divestitures of the Consumer Packaging? Is that correct?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

That's correct.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Okay. Great. And with respect to your guidance, I presume it incorporates the containerboard, CRB and URB price hikes that have printed in Pulp & Paper Week but not the pending CRB hike for January?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

I'll let Pete talk about the timing of when those things flow through. Because I think that's probably the biggest thing, obviously, as we saw people with write-ups last night about the disconnect between our earnings guidance and I think what people were thinking on timing of these things. Pete will walk you through it.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, Steve. So we're obviously only guiding the first quarter. And while we are executing on the price increases, there's no material impact to our benefit until Q2. So at the end of January and starting in February, we'll have full impact to all 3 price increases through the integrated system.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Okay. But just to, I guess, drill down a little bit. Let's not talk about guidance, but just as you contemplate things. If it's not printed in Pulp & Paper Week, then it hasn't happened. So it would not be incorporated in any forward thinking. Is that true?

Peter G. Watson - Greif, Inc. - President, CEO & Director

That's correct, Steve.
ECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. That's -- yes, and Steve, I mean, really, there's a very little benefit, like I'll repeat what Pete just said, very little benefit of those price increases in our first Q. We'll get some of the containerboard because it will be effective in January. But most of the other price increases will be beneficial in Q2. And we still have the big year-over-year impact of OCC cost impacting us negatively in Q1, which is really about $12.3 million of drag year-over-year.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Exhibit 99.3

Okay. And one final one, if I could. Were you surprised to see OCC print up $10? I mean there's so much containerboard being consumed for the full year. What is your outlook? Do you think that we're still going to be pretty awash in OCC?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. It was a surprise to us because it's not what our team has been seeing on the street, Steve. Clearly, the residential collection process is different than the commercial process. But you're right, there's a lot being made. And so over time, we do believe that, that will result in supply and demand getting maybe back more in balance. But right now, it's a little higher than where we had expected it to be. And obviously, we're not building up for your guidance. But we think it would stay in that or mitigate down a little bit. It might pop up a little bit but then come back down.

Peter G. Watson - Greif, Inc. - President, CEO & Director

And Steve, this is Pete. So I'd also tell you, from the street, OCC is readily available. There's no tightness. That's what really surprised us. So we've guided to Q1 and then RISI has a forecast annually that's higher, but it's too early to determine what that might look like.

Operator

Your next question comes from Gabe Hajde from Wells Fargo.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

I appreciate the reticence to give a full year outlook. But if you can help us with maybe a couple of the moving pieces on the free cash flow bridge. Larry, I think you gave us some pointers on EBITDA. But obviously, working capital, it was roughly a round number, $40 million benefit this year. I'm assuming it's going to be a drag as kind of what you indicated. I think fiscal '18, when you had similar magnitude price increases flowing through, you had expected working capital be, I want to say, a $30 million to $40 million headwind. So just in that and of itself could be a $70 million swing year-to-year. Anything else you would point us to or if you can comment there? And then anything on cash taxes would be helpful.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Sure. So yes, Gabe, I think that the -- your analysis is appropriate. Obviously, the challenges that are causing us to not give guidance for the year go directly to being able to predict where we think sales will go, are there going to be broad shutdowns, all those kind of things. And clearly, as sales go, that's a big driver of working capital. And then the other is cost of raw materials.

And as Pete mentioned, the steel business or steel cost, in particular, are driving up because the steel manufacturers had shut down blast furnaces, and they take a long time to come up. And the auto production has grown more rapidly than they were anticipating. So sales in a shortage, prices are going up. That drives up. Obviously, we're seeing OCC go up. All those things are a drag -- or caused a drag on working capital.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
What I will share is we really -- the magnitude of improvement that our teams made in this year was incredible. We measure OWC on a trailing 12-month percentage of sale basis. That's what our -- part of our incentives are based on. Moving a 12-month average is really, really difficult. And so we moved it pretty dramatically, I mean, 0.5% and slightly more actually. But on a monthly basis, I'll tell you, we started the year at 14% and dropped to 9.9%. So we are at a very, very low level at the beginning of the year. Now despite that, our objective in our incentives next year is to drop it even further.

So even -- so the measure that we hold ourselves to is dropping our working capital. But if the presumptions that you laid out about, okay, recovery and some sales go up, and we have these costs of inventories, it would still be a use of capital in some fashion. So yes, we had dramatic improvement in fiscal '20, but it wasn't year-end heroics. It was doing well all year. And we expect that performance to continue on a go-forward basis. But we obviously won't have that opportunity to drive significant 1 year gains on it going forward.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. Anything, I guess, unique in pension?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Exhibit 99.3

Nothing really. No.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. And then, Pete, I think in your prepared remarks, you've mentioned some investments in RIPS, some of which I think were delayed COVID-related. Can you expand on -- I suspect some of those or most of those are around the IBC business, but just magnitude of spend and timing of expected return?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So those -- the reference was about plastics, both IBCs and blow mowers for large plastic drums. We're coming into the second year of those investments, Gabe. We disclosed those a year ago. So we just expect to ramp up, particularly in large plastic drums and IBCs that are in line with our growth projections for Q1. You were -- we're probably talking about $15 million to $20 million in capital investments over the past year. And again, we've had good execution of that, and we expect better execution this upcoming second year of those capital jobs.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

All right. And one last one in the paper business. Larry, again, in the prepared remarks, you mentioned a little bit higher mill maintenance in this first fiscal quarter. I'm curious just if you can lay out for us, maybe relative to fiscal 2020, obviously, it was an abnormal year, if you're expecting higher on an annual basis year-over-year maintenance. And then any timing-related items that we should be cognizant of?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Yes. We actually made the decision in the fourth quarter to delay a lot of our scheduled capital maintenance because demand had increased so dramatically. And so we pushed some of that into this year. And so there will be a year-over-year increased cost. Exactly what that will be, right now, we don't have lockdown because they're still working on exactly what they're going to do. But it's somewhere $9 million to $10 million kind of increase for us.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

For the full year or fiscal first quarter?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Throughout the year. Yes, throughout the year.

Operator

Your next question comes from Justin Bergner from G. Research.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Just a couple of cleanup questions. The intercompany profit elimination, that onetime headwind, I think you mentioned, was $8 million. Is that all going to be experienced in the first quarter? Or is that going to be spread throughout the fiscal year?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

It's just a year thing. It's sort of if you go back to our third quarter call, you'll see that we talked about it then and realized it as our inventory levels went down at the end of that third quarter, but then they went down even further in the fourth. And we expect our teams to manage the inventories in that business well. And so it won't build back up and won't have an opportunity for recovery again in the future if we stay at those levels.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. Maybe I -- part of what you initially said was a little hard to follow. So the $8 million is mostly in the first quarter or spread out throughout fiscal year '21?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Exhibit 99.3

We recognized it mostly in the third quarter of this year is when it mostly came in. So that's where you'll see it on a year-over-year basis, but it's an annual thing. It's not necessarily a quarter. It won't be 1 quarter -- first quarter over first quarter, that kind of thing.

It shifts around every quarter, generally. It's just an accounting phenomena when you're selling out of your mill systems. Imagine if we were – if there were 2 separate businesses, 2 separate companies, 1 was our mill system selling into converting facilities. When our mill systems sold it, you'd recognize the profit then. However, since it's an intercompany thing, we can't recognize it for GAAP purposes until it's sold outside of Greif. And so it gets deferred. And then as those inventory levels come down, then you pull it into profit.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. Got it. All right. So I'll think about that as spread over fiscal year '21. And then the transportation and insurance headwind, you mentioned it was a $15 million reduction to how you're looking at the fiscal year '22 EBITDA. Should I think of that $15 million number is also being representative of what you might experience in fiscal year '21?
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

It's more like $12 million from '20 to '21.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. And the fiscal year '22 EBITDA guide, just to clarify, is that sort of run rate at the end of fiscal year '22? Or is that what you expect to deliver for the entirety of fiscal year '22?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

It's what we expect to deliver for '22, obviously, subject to our assumption, our broad assumption on the economy.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. And then lastly, your presentation mentioned SG&A accrual headwinds. Is that something that you're trying to suggest might be a little bit larger than folks on our side of the table are modeling? Or is that just normal accrual headwinds because the business is resuming strength and there's more payout across the organization?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. And look at it this way, when you have a dislocating event like this pandemic and the impact on the broad economy, it dramatically impacted our business. You have an automatic governor, so to speak, on our profitability tied to incentives. As performance goes down, incentives go down.

And so if we look even with the discretion that our Board decided to do, when you look at what normal incentives would be next year based on just the target comp of our entire management team way down deep into the organization. So we're not talking just me and Pete and a few people up here, we're talking about all the way through our management teams down to plant managers and everything. The impact on cost year-over-year, if we would hit 1.0 target, the target next year would be a $27 million increase in expense to hit that. But we deal with this all the time. It goes up and down, and we factor that into the guidance and things we give.

Operator

If you would like to ask a question please press star one on your keypad. Your next question comes from George Staphos from Bank of America.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Pete, Larry, could you give us a bit more, I don't know, parameters, guardrails, how you want to call it, in terms of what we should take away on your comment related to steel? Are you concerned that pricing might pick up a little bit more quickly than you're able to recover through your contracts and normal mechanisms? Does it suggest that you may try to be proactive if you can in building inventory even if you don't get a benefit like you did last year from proactive working capital management or procurement? What do you want us to take away on that comment on steel? Should we building that in as a headwind? That's kind of broad question number one.

Exhibit 99.3

Question number two, as you think about Caraustar and the drop in your fiscal '22 guidance. And look, we always look at your long-term guidance as more aspirational than fine point because for any business, there's so many different moving parts. Nonetheless, should we take away from your commentary that Caraustar, maybe in some elements of manufacturing, wasn't quite at the levels that you had thought and might not be able to flex profitability as much as you had wanted as the business turn up both from a demand and pricing standpoint? Or would that be a wrong assumption to everything you thought it would be and then some? And if so, please explain why.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call
Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, George. So on steel, we've got in EMEA and the U.S. a short-term supply and demand imbalance. As we've talked about and Larry commented, you've got a really fast-recovering auto industry, you've got the steel industry is restarting blast furnaces. So you have this 3-month period where there's challenges. So that will not impact our inventories. In fact, our inventories are quite low right now and expect to be through Q1. We do expect that steel supply and demand balance to become balanced and more normalized after January.

So again, it's a short-term dislocation. We don't see any major significant impact at this point. But we are monitoring it. We are -- have our attention up our sourcing teams doing a really good job ensuring that the only potential downside could be if we need steel, if we have to buy it on the spot price in the short term, you could pay higher prices. That's to be determined, but that is a potential risk.

In regard to Caraustar, I'll make one comment and then Larry talk. But when we bought Caraustar, we knew that we would have to spend some money. And we knew that, operationally, in their mills, there were some opportunities to improve. And that doesn't change. We still feel that way. We've got a good team in place, and we're working diligently to do that. But there is opportunities in the mill manufacturing capabilities. We're aware of it, we're working on it and it's no surprises at all.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. George, I would just supplement what Pete said. If you go back to our deal assumptions, we've talked about a $220 million run rate and $45 million of synergies, so $265 million. If you look at where we're at now, if you -- that included having CPG and they're like $5 million. Well, we got $80 million for selling off the CPG plants, and we obviously avoided CapEx going forward.

So we feel really good about that $5 million coming out of there. So if I start with $215 million and I say $45 million, I'd be at $260 million was our deal assumptions. Right now, we're -- so if I took the $215 million and I add in $60 million of synergies, I'm at $275 million. If I back off even the manufacturing costs that we don't think will have turned around by then, I'm still in really good order of the deal metrics that drove us to do that. So we're real happy about it. And we believe that we've made a very good decision on closing Mobile, and that will even become more profitable for us in the system over time. It's just that not by '22. And we'll also -- we'll get the manufacturing cost item turned around, but we're not going to compromise on our safety of our people, and that's driving some of this.

Operator

Today's last question comes from Adam Josephson from KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Pete, just one on the North American situation. So obviously, in the quarter, RIPS was weak and paper was phenomenally strong. Can you just give us some context as to how -- precisely how unusual the state of affairs is for you? And obviously, it's all pandemic-related, but what do you think a return to more normal conditions might look like both in the RIPS NA business as well as the containerboard and URB businesses in North America?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So I'll comment on RIPS again, confirm some of the comments I made to Mark. The substrates we have in North America are heavily weighted to steel. We also have plastics, a growing plastics and IBC business. But again, the end markets that we serve in RIPS in North America have recovered at a slower pace sequentially than Asia and EMEA. And that is normal for the course of what we've seen from other companies and inside our company. We are starting to see improvement in North America sequentially. We saw that through Q4. And we -- in our assumptions in the Q1 forecast, we continue to see that.
DECEMBER 10, 2020 / 1:30PM, GEF.N - Q4 2020 Greif Inc Earnings Call

Exhibit 99.3

Again, the big challenge in our steel drum business in North America were the tariffs. That dramatically impacted our Gulf Coast operations. That's 40% of our volume production in North America. So that weighs heavily on it. I will tell you there's industry data in North America that -- in the steel drum industry, and our numbers are actually higher than what the industry volumes are. So while we don't like the volumes in RIPS North America, we do know that we're not losing market share and it's more of a market-related issue. But we do expect that to gradually improve.

With regard to paper, as you know, we've got incredible volume improvements. Our mills have incredibly high backlogs. Our CorrChoice business is up 30%. When you take out the new Palmyra business, organic demand growth, 17% up year-over-year. Heavy emphasis from e-commerce. Durable goods has improved, particularly the auto supply chain. And we're involved in serving raw materials to box plants that are really strong in home consumables, which are all strong.

Will that continue, that strength? I think the e-commerce markets absolutely will be a permanent shift because the consumer buyer behavior has done that. So that is more of a long-term trend. And I think we're really well positioned to take care of that in CorrChoice. We run short runs, customize sizes. We have very short delivery cycles. We have the capability to run really lightweight fiberboard grades. And those are all capabilities that are attractive and support e-commerce demands and the SIOC packaging protocols for Amazon. So I'm not going to say it's going to be 25% or 30% growth. But right now, it's really strong, and we don't see in our forecast through Q1 any change in that. But it's pretty amazing. It's the strongest paper market I've seen in the 34 years I've been in business, Adam.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Yes. No, it seems like a common comment, Pete. And Larry, just one last one for you on interest, so the $1.10 to $1.15. If I just annualize the 4Q number, I'd get to $1.04. And then you refied the July 21 notes at a much lower rate. So I would think that you'd be lower than the $1.10 to $1.15 for the year. Just can you just tell me what I'm missing?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Adam, it's a good observation. The -- remember, though, recall that we generally will increase our debt loads with our first quarter tends to be our weakest quarter of the year, and we're building up. So we end up going more into our lines, and so that's a big factor. We won't really start to see that turn back around until third quarter, fourth quarter. That's just our normal seasonality pattern where the debt's higher in the first part of the year, runs up, comes back down. The other thing that you have is an impact of capitalized interest. So some of the interest expense we get paid that we pay on debt ends up get capitalized into projects. And you even saw some of that in our fourth quarter, where there's some of the interest dollars we spend end up not hitting interest expense. Those capital projects, it just depends on when they play out in the year. At least where we've modeled so far, more of those are going to hit later in the year. The other thing on the refinancing, there are some ticking fees that relative to having that loan structure in place. There will be some cost offset in this year, but that will mitigate over time as well. So it's more that it's more front-end loaded in the first year as we build up things and then pay down the debt as the year goes through.

Operator

This concludes today's Q&A session. I will now turn the call back over to Matt Eichmann.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability

All right. Thanks a lot, Jacqueline. Thanks a lot, everybody, for taking part on our call this morning. I hope you have a safe holiday season ahead.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect.